Exhibit 21.1

Staffing 360 Solutions, Inc.

&

Subsidiaries

Those entities, which are indented, represent subsidiaries of the entity under which they are indented.

Name of Company	Jurisdiction
Staffing 360 Solutions, Inc.	Nevada
A. Staffing 360 Solutions Limited	England and Wales
1. Staffing 360 Solutions (UK) Limited	England and Wales
a. BB Professional Solutions Ltd.	England and Wales
b. Longbridge Recruitment (Sales and Marketing) Ltd.	England and Wales
c. Longbridge Recruitment (Technical) Ltd.	England and Wales
d. Longbridge Recruitment (Technology Solutions) Ltd.	England and Wales
e. Longbridge Recruitment (Law) Ltd.	England and Wales
f. Faro Recruitment America, Inc.	New York
i. Monroe Staffing Services, LLC	Delaware
B. Staffing 360 Alliance, Inc.	Nevada
C. Staffing 360 Group, Inc.	Nevada
D. Cyber 360 Solutions, Inc.	Massachusetts
E. PeopleSERVE, Inc.	Massachusetts
F. PeopleSERVE PRS, Inc.	Massachusetts
G. Control Solutions International, Inc.	Florida
1. Canada Control Solutions International, Inc.	British Columbia